Exhibit 99.1

Innovus Pharmaceuticals, Inc.

Pro Forma Combined Condensed Financial Statements (Unaudited)

Overview

On February 5, 2015 (the "Closing Date”), Innovus Pharmaceuticals, Inc., a Nevada corporation (“ Innovus ” or the “ Company ”), Innovus Pharma Acquisition Corporation, a Deleware corporation and a wholly-owned subsidiary of Innovus (“ Merger Subsidiary I ”), Innovus Pharma Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of Innovus (“ Merger Subsidiary II ”), Novalere FP, Inc., a Delaware corporation (“ Novalere ”), and Novalere Holdings, LLC, a Delaware limited liability company (“ Novalere Holdings ”), as representative of the shareholders of Novalere (the “ Novalere Stockholders ”), entered into an Agreement and Plan of Merger (the “ Merger Agreement ”), pursuant to which Merger Subsidiary I merged into Novalere and then Novalere merged with and into Merger Subsidiary II (the “ Merger ”), with Merger Subsidiary II surviving as a wholly-owned subsidiary of Innovus. Pursuant to the articles of merger effectuating the Merger, Merger Subsidiary changed its name to Novalere, Inc.

With the Merger, Innovus acquired the worldwide rights to market and sell the Fluticare™ brand (Fluticasone propionate nasal spray) and the related manufacturing agreement from Novalere.  Innovus expects that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 by the manufacturer with the U.S. Food and Drug Administration (“ FDA ”) may be approved by the end of 2015 or in the first half of 2016 which will allow the Company to market and sell Fluticare™ over the counter.  An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug.

Fluticasone Propionate Nasal Spray (“FPNS”) is the #1 most prescribed nasal steroid in the U.S. since 2007, with more than 150 million units sold and has been the #1 prescribed nasal spray to patients in the U.S. for more than five consecutive years.  More than 40 million units of FPNS nasal spray product form have been sold in the U.S. in 2014, and the worldwide market is estimated to be over $1 billion annually.

As a result of the Merger, the outstanding shares of Novalere common stock (other than shares owned by (i) any non-accredited stockholder of Novalere who received cash, as described below or (ii) any stockholder of Novalere who was entitled to and properly exercised dissenters’ rights under Delaware law) were converted into the right to receive an aggregate 25,895,312 shares of Innovus common stock (the “Consideration Shares”).  The Consideration Shares were equal to 49% of the total shares of Innovus issued and outstanding upon completion of the Merger.   At closing, pursuant to the terms of the Merger Agreement, each Novalere Stockholder that was not an accredited investor received an amount in cash equal to such holder’s pro rata portion of the Consideration Shares multiplied by the closing price of Innovus’s Common Stock on the Business Day immediately before the closing date of February 5, 2015.

Under the terms of the Merger Agreement, at or around closing, the Novalere Stockholders received 50% of the Consideration Shares (the “Closing Consideration Shares”), and the remaining 50% of the Consideration Shares (the “ANDA Consideration Shares”) will be delivered only if an Abbreviated New Drug Application of Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partners  (the “Target Product ”) is approved by the Food and Drug Administration (the “ ANDA Approval ”).  A portion of the Closing Consideration Shares, and if ANDA Approval is obtained prior to the 18 month anniversary of the Closing Date, a portion of the ANDA Consideration Shares, will be held in escrow for a period of 18 months from the Closing Date to be applied towards any indemnification claims by Innovus pursuant to the Merger Agreement.

In addition, the Novalere Stockholders are entitled to receive, if and when earned, earn-out payments (the “Earn-Out Payments”). For every $5 million in Net Revenue (as defined in the Merger Agreement) by the Target Product, the Novalere Stockholders will be entitled to receive, on a pro rata basis, $500,000, subject to  cumulative maximum Earn-Out Payments of $2.5 million.

The Company’s Pro Forma Combined Condensed Balance Sheet as of December 31, 2014 is derived from the historical audited condensed consolidated balance sheet of the Company as of December 31, 2014, as filed with the Securities and Exchange Commission (the “SEC”) in its Annual Report on Form 10-K on March 31, 2015 (the “2014 Annual Report 10-K”), combined with information derived from the audited historical balance sheet of Novalere as of December 31, 2014, as adjusted for certain effects of Merger and other adjustments included therein based upon available information and assumptions that the Company believes are reasonable. The Pro Forma Combined Condensed Balance Sheet is presented as if the Merger of February 5, 2015, had occurred on December 31, 2014.

The Company’s Pro Forma Condensed Statement of Operations for the year ended December 31, 2014 is derived from the historical audited consolidated statement of operations of the Company for the year ended December 31, 2014, combined with the audited historical statement of operations of Novalere for the year ended December 31, 2014. The Company’s Pro Forma Combined Condensed Statement of Operations for the year-ended December 31, 2013 is based upon the historical audited consolidated statement of operations of the Company, combined with the historical audited consolidated statement of operations of Novalere for the year ended December 31, 2013. Pro forma adjustments included therein are based upon available information and assumptions that the Company believes are reasonable. The Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2014 and for the year ended December 31, 2013 depict the effect of the Merger of Novalere as if the transaction had occurred on January 1, 2013.

The unaudited pro forma adjustments are based upon currently available information and certain assumptions that we believe to be reasonable under the circumstances. The Merger was accounted for, and the pro forma combined financial information has been prepared, using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles and upon the assumptions set forth in the notes included in this section. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation, which are subject to revision as more detailed analysis is completed and additional information on the fair value of Novalere’s assets and liabilities becomes available.

       These pro forma financial statements should not be construed to be indicative of future results or results that actually would have occurred had the transactions occurred at the date presented. In addition, we have not assumed any cost savings or synergies that might occur related to these transactions, in preparing these financial statements.

Innovus Pharmaceuticals, Inc. and Subsidiaries
Pro Forma Combined Condensed Statements of Operations (Unaudited)

	For the year ended December 31, 2014

	Innovus Pharmaceuticals, Inc.	Novalere	Pro Forma Adjustments	Note	Pro-Forma Combined

Licensing Revenues	$375,000	$-	$-		$375,000
Product Sales	655,113	-	-		655,113
	1,030,113	-	-		1,030,113

OPERATING EXPENSES
Cost of Product	292,080	-	-		292,080
Research and development	143,914	41,617	-		185,531
General and administrative	4,378,749	3,010,855	474,122	(h)	7,863,726

Total Operating Expenses	4,814,743	3,052,472	474,122		8,341,337

LOSS FROM OPERATIONS	(3,784,630)	(3,052,472)	(474,122)		(7,311,224)

OTHER INCOME (EXPENSES)

Interest expense	(532,230)	-	-		(532,230)
Loss on Extinguishment of Debt	(406,833)	-	-		(406,833)
Fair Value Adjustment for Contingent Consideration	(103,274)	-	-		(103,274)
Loss on Disposal of Fixed Assets	-	(6,903)	-		(6,903)
Interest income	-	14,245	-		14,245

Total Other Income (Expenses)	(1,042,337)	7,342	-		(1,034,995)

NET LOSS	$(4,826,967)	$(3,045,130)	$(474,122)		$(8,346,219)

BASIC LOSS AND DILUTED LOSS PER SHARE	$(0.20)				$(0.22)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	24,384,037		12,947,657		37,331,684

The accompanying notes are an integral part of these combined condensed financial statements.

Innovus Pharmaceuticals, Inc. and Subsidiaries
Pro Forma Combined Condensed Statements of Operations (Unaudited)

	For the year ended December 31, 2013

	Innovus Pharmaceuticals, Inc.	Novalere	Pro Forma Adjustments	Note	Pro-Forma Combined
Product Sales	6,641	-	-		6,641
	6,641	-	-		6,641

OPERATING EXPENSES
Cost of Product	1,821	-	-		1,821
Research and development	92,923	120,282	-		213,205
General and administrative	3,800,830	1,083,378	415,336	(h)	5,299,544

Total Operating Expenses	3,895,574	1,203,660	415,336		5,512,749

LOSS FROM OPERATIONS	(3,888,933)	(1,203,660)	(415,336)		(5,507,929)

OTHER INCOME (EXPENSES)

Interest expense	(67,246)	-	-		(67,246)
Interest income	-	29,549	-		29,549

Total Other Income (Expenses)	(67,246)	29,549	-		(37,697)

NET LOSS	$(3,956,179)	$(1,174,111)	$(415,336)		$(5,545,626)

BASIC LOSS AND DILUTED LOSS PER SHARE	$(0.23)				$(0.18)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	17,329,899		12,947,657		30,277,556

The accompanying notes are an integral part of these combined condensed financial statements.

Innovus Pharmaceuticals, Inc. and Subsidiaries
Pro Forma Combined Condensed Balance Sheets (Unaudited)

	as of December 31, 2014
	Innovus
	Pharmaceuticals,		Pro Forma		Pro Forma
	Inc.	Novalere	Adjustments	Note	Combined
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$7,479	$3,488,033	$(3,444,909)	(a,e)	$50,603
Accounts receivable, net	191,601	-	-		191,601
Inventory, net	265,959	-	-		265,959
Prepaid Expenses & Other Current Assets	55,024	82,222	(69,815)	(b)	67,431

Total Current Assets	520,063	3,570,255	(3,514,724)		575,594

OTHER ASSETS

Fixed assets, net	54,511	13,500	-		68,011
Deposits	21,919	-	-		21,919
Intangible assets	1,055,372	-	4,904,000	(c)	5,959,372
Goodwill	429,225	-	1,177,515	(d)	1,606,740

TOTAL ASSETS	$2,081,090	$3,583,755	$2,566,791		$8,231,636

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$362,160	$82,836	$(82,836)	(e)	$362,160
Accrued compensation & expenses	-	106,645	(106,645)	(e)	-
Deferred revenue	25,224	-	-		25,224
Due to shareholder	-	-	43,124	(f)	43,124
Current portion of debt	314,018	-	-		314,018
Accrued interest	52,568	-	-		52,568

Total Current Liabilities	753,970	189,481	(146,357)		797,094

NON-CURRENT LIABILITIES

Accrued Compensation	906,928	-	-		906,928
Long tem portion of debt	24,274				24,274
Convertible debentures - related parties (non current)	497,586	-	-		497,586
Contingent Consideration	324,379	-	3,474,766	(f)	3,799,145

Total Non-Current Liabilities	1,753,167	-	3,474,766		5,227,933

TOTAL LIABILITIES	2,507,137	189,481	3,328,409		6,025,027

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock	27,113	248	12,700	(f,g)	40,061
Additional paid-in capital	10,778,807	7,613,267	(4,993,559)	(a,f,g)	13,398,515
Accumulated deficit	(11,231,967)	(4,219,241)	4,219,241	(g)	(11,231,967)

Total Stockholders' Equity (Deficit)	(426,047)	3,394,274	(761,618)		2,206,609

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,081,090	$3,583,755	$2,566,791		$8,231,636

The accompanying notes are an integral part of these combined condensed financial statements.

Innovus Pharmaceuticals, Inc. and Subsidiaries
Notes to Pro Forma Combined Condensed Financial Statements (Unaudited)

1.	THE TRANSACTION AND PRO FORMA PURCHASE PRICE ALLOCATION

    On February 5, 2015 (the "Closing Date”) Innovus Pharmaceuticals, Inc., a Nevada corporation (“Innovus” or the “Company”), Innovus Pharma Acquisition Corporation, a Deleware corporation and a wholly-owned subsidiary of Innovus (“ Merger Subsidiary I ”), Innovus Pharma Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of Innovus (“ Merger Subsidiary II ”), Novalere FP, Inc., a Delaware corporation (“ Novalere ”), and Novalere Holdings, LLC, a Delaware limited liability company (“ Novalere Holdings ”), as representative of the shareholders of Novalere (the “ Novalere Stockholders ”), entered into an Agreement and Plan of Merger (the “ Merger Agreement ”), pursuant to which Merger Subsidiary I merged into Novalere and then Novalere merged with and into Merger Subsidiary II (the “ Merger ”), with Merger Subsidiary II surviving as a wholly-owned subsidiary of Innovus. Pursuant to the articles of merger effectuating the Merger, Merger Subsidiary changed its name to Novalere, Inc.

    Under the terms of the Merger Agreement, at closing, the Novalere Stockholders received 50% of the Consideration Shares (the “Closing Consideration Shares”), and the remaining 50% of the Consideration Shares (the “ANDA Consideration Shares”) will be delivered only if an Abbreviated New Drug Application of Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partners   (the “Target Product ”) is approved by the Food and Drug Administration (the “ ANDA Approval ”).  A portion of the Closing Consideration Shares, and if ANDA Approval is obtained prior to the 18 month anniversary of the Closing Date, a portion of the ANDA Consideration Shares, will be held in escrow for a period of 18 months from the Closing Date to be applied towards any indemnification claims by Innovus pursuant to the Merger Agreement.

    In addition, the Novalere Stockholders are entitled to receive, if and when earned, earn-out payments (the “Earn-Out Payments”). For every $5 million in Net Revenue (as defined in the Merger Agreement) by the Target Product, the Novalere Stockholders will be entitled to receive, on a pro rata basis, $500,000, subject to  cumulative maximum Earn-Out Payments of $2.5 million.

    The closing price of the Company’s common stock on the Closing Date was $0.20 per share. The Company issued 12,947,657 Closing Consideration Shares of its common stock at closing, the Fair market Value of the Closing Consideration Shares was $2,589,531 as of the Closing Date.  As mentioned above, 12,280,796 shares were placed in escrow to cover any potential claims that the Company might have with respect to disclosures made by the Novalere.

    The fair value of the contingent consideration is based on preliminary cash flow projections and other assumptions for the ANDA Consideration shares and the Earn-Out Payments.

    Issuance of the 12,947,655 ANDA Consideration Shares is subject to milestones, achievement of which is uncertain.  The FMV of the ANDA Consideration Shares was established using the Black-Scholes options pricing model to account for the uncertainty in the future value of the shares.   The value of the shares as derived using the options pricing model was then weighted based on the probability of achieving the milestones to determine the FMV of the ANDA Consideration Shares and estimated potential share prices at such dates.  Based on the aforementioned calculation the fair market value of the ANDA Consideration shares was determined to be $2,251,766.

The total fair market value of the considerations issued for the transaction are as follows:

	Shares	FMV Value
Closing Consideration Shares	12,947,657	$2,589,531
ANDA Consideration Shares	12,947,655	$2,251,766
Total	25,895,312	$4,841,297

    Based on the assumptions, the fair market value of the Earn Out Payments was determined to be $1,233,000. The preliminary fair values of the future earn out payments was determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance.

The total purchase price is summarized as follows:
Cash Consideration	43,124
Common Stock issued at closing	2,589,531
ANDA Consideration Shares	2,251,766
Fair Market Value of Future Earn Out Payments	1,233,000
$6,107,421

    The fair values of acquired assets and liabilities are based on preliminary cash flow projections and other assumptions. The preliminary fair values of acquired intangible assets were determined using several significant unobservable inputs for projected cash flows and a discount rate. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance. The transaction has been accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed have been recorded at fair value, with the remaining purchase price recorded as goodwill.

The carrying value of current assets and liabilities, and fixed assets in Novalere’s financial statements are considered to be a proxy for the fair value of those assets and liabilities. The estimated fair values above are based on a pro forma acquisition date of December 31, 2014, and are for pro forma and illustrative purposes only; these amounts may not be representative or indicative of the estimated fair values that will be reported to give effect to the acquisition as of the actual February 5, 2015 acquisition date. Novalere is a pre-commercial organization specializing in selling and marketing nasal steroid products; most of the value in Novalere is applicable to the product rights and related manufacturing agreement. Novalere holds a non-exclusive, worldwide, royalty-free license to market, promote, sell, offer for sale, import and distribute the product. This business relationship is contractual in nature and meets the separability criterion and as a result is considered an identifiable intangible asset recognized separately from goodwill. The value of the business relationship is included in goodwill under US GAAP. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible assets acquired and liabilities assumed. The acquired goodwill presented in the above table reflects the estimated goodwill from the preliminary purchase price allocation.

    The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities of Novalere as of the date of the acquisition. The purchase price allocation below is preliminary based on December 31, 2014 financial information and will be adjusted upon completion of the final valuation. These adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the Merger. The establishment of the fair value of the consideration for an Merger, and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired and liabilities assumed are based on estimates and assumptions from data currently available.

The following table summarizes the pro forma allocation of consideration to the net assets acquired as if the Merger of Novalere occurred on December 31, 2014:

Cash and cash equivalents	$43,124
Prepaid expenses and other current assets	25,907
Total Tangible Assets	69,031

Product rights and related Manufacturing agreement	4,754,000
Trademarks	150,000
Total identifiable Intangible Assets	4,904,000

Goodwill	1,177,515

Total Acquired Assets	6,150,546

Other current liabilities	43,124
Total Assumed Liabilities	43,124

Acquired Assets Net of Assumed Liabilities	$6,107,421

2.	ACCOUNTING POLICIES

    The Company is not aware of any differences in accounting policies of Innovus and Novalere that would have a material impact on the Pro Forma Financial Statements.

3.	ADJUSTMENTS TO THE PRO FORMA COMBINED CONDENSED BALANCE SHEET (UNAUDITED)

    The following pro forma adjustments were applied to the historical balance sheets of the Company and Novalere at December 31, 2014 to arrive at the Pro Forma Condensed Combined Balance Sheet

a.
Cash paid to shareholders: Immediately prior to the Merger, Novalere repurchased a portion of its shares from its shareholders. Novalere paid cash in the amount of approximately $3.4 million to re-purchase the shares.

b.	Prepaid expenses and other current assets: Prior to the merger Novalere cancelled an insurance policy and received a refund.

c.
Intangible Assets The Company acquired intangible assets which consisted of the product rights and a related manufacturing contract, trademarks, and the international product dossier and distribution rights. The intangible assets were recorded at fair market value at the date of the acquisition and are amortized over the useful or contractual lives of the assets of 15 years. The estimated fair value of such asset was based upon a discounted cash flow model of the assumed profits to be delivered from the Fluticare product.

d.
Goodwill. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed as calculated below. The acquired goodwill presented above reflects the estimated goodwill from the preliminary purchase price allocation and will not be amortized.

e.
Accrued Expenses/Accounts Payable: The Company did not assume any accounts payable, expense liabilities, or employees in conjunction with the Merger as all accounts payable and accrued compensation was paid by Novalere prior to closing.

f.
The purchase price included the issuance of 12,947,657 of shares with a fair value based upon the stock price at the date of the Merger of $2,589,531, contingent consideration with an estimated fair value of $3.5 million (of the which $2.3 million is associated with the probability weighted likelihood of the issuance of contingent shares multiplied by estimated fair value of the shares at such future date, and $1.2 million is the estimated fair value additional cash consideration that could be paid to the former Novalere shareholders if certain sales targets are met) and $43,124 of cash paid to certain former Novalere shareholders.

g.	The elimination of the historical stockholders equity of Novalere

4.	ADJUSTMENTS FOR THE PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

The following pro forma adjustments were applied to the historical statement of operations for the Company and Novalere:

a.
Amortization of Intangible Assets The Company acquired intangible assets which consisted of product rights and the related manufacturing agreement trademarks and the international product development dossier and product distribution rights. The intangible assets were recorded at fair market value at the date of the Merger and are amortized over the useful or contractual lives of the assets, ranging from 15 to 20 years. Amortization for 2013 commenced the date the contractual relationship between Novalere and the manufacturer began.